Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-281557) of Actuate Therapeutics, Inc. of our report dated March 13, 2025, on the consolidated balance sheet of Actuate Therapeutics, Inc. as of December 31, 2024, and the consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes thereto, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Costa Mesa, California

March 13, 2025